Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-159966, 333-186861, 333-195246, and 333-201520) and Form S-8 (No. 333-96995, 333-60095, 333-169030, 333-176364, and 333-195019) of Hecla Mining Company of our report dated March 27, 2015, relating to the consolidated financial statements of Revett Mining Company, Inc. (the “Company”), which is contained in this Form 8-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Spokane, Washington

June 15, 2015